                                                                    EXHIBIT 12.1
                      WILLIAMS COMMUNICATIONS GROUP, INC.

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                      (DOLLARS IN THOUSANDS EXCEPT RATIOS)


                        THREE MONTHS ENDED
                       MARCH 31, (UNAUDITED)                YEAR ENDED DECEMBER 31,
                       ---------------------   --------------------------------------------------
                         1999        1998        1998        1997      1996      1995      1994
                       ---------   ---------   ---------   --------   -------   -------   -------
Earnings:
  Income (loss)
     before income
     taxes...........  $(56,693)   $(27,264)   $(186,026)  $(33,805)  $(3,146)  $ 6,763   $(9,829)
  Add:
     Interest
        expenses-
        net..........     6,401          --        7,468        933    17,367    13,999     7,405
     Rental expense
       representative
        of interest
        factor.......    16,900       7,382       44,590     28,120    18,786     1,784     1,230
     Minority
        interest
        income of
        consolidated
      subsidiaries...    (5,836)      1,460      (15,645)    13,506        --        --        --
     Equity losses...    10,159       1,479        7,908      2,383     1,601        93        --
                       --------    --------    ---------   --------   -------   -------   -------
           Total
             earnings
             (loss)
             as
             adjusted
             plus
             fixed
           charges...  $(29,069)   $(16,943)   $(141,705)  $ 11,137   $34,608   $22,639   $(1,194)
                       ========    ========    =========   ========   =======   =======   =======
Combined fixed
  charges:
  Interest expense-
     net.............     6,401          --    $   7,468   $    933   $17,367   $13,999   $ 7,405
  Capitalized
     interest........     4,135       1,739       11,182      7,781        --        --        --
  Rental expense
     representative
     of interest
     factor..........    16,900       7,382       44,590     28,120    18,786     1,784     1,230
                       --------    --------    ---------   --------   -------   -------   -------
           Total
             fixed
           charges...  $ 27,436    $  9,121    $  63,240   $ 36,834   $36,153   $15,783   $ 8,635
                       ========    ========    =========   ========   =======   =======   =======
Ratio of earnings to
  fixed charges......        (a)         (a)          (a)        (a)       (a)     1.43        (a)
                       ========    ========    =========   ========   =======   =======   =======


---------------

(a) Earnings were inadequate to cover fixed charges by $56,505,000, $26,064,000, $204,945,000, $25,697,000, $1,545,000 and $9,829,000 for the
     three months ended March 31, 1999 and 1998 (unaudited) and the years ended 1998, 1997, 1996 and 1994, respectively.